Exhibit 99.1
Updated Notice of Blackout Period to Executive Officers and
Directors of A.S.V., Inc.
January 30, 2007
On December 14, 2006, you received a notice advising you that A.S.V., Inc. (the “Company”), as plan administrator of the A.S.V., Inc. Employee Savings and Profit Sharing Plan (the “Plan”), was changing record keepers and investment managers effective January 1, 2007, and that the Plan would enter a blackout period (the “Blackout Period”) beginning on Friday, December 29, 2006 and ending on or about January 31, 2007. The purpose of this updated notice is to inform you that the Blackout Period will not terminate on January 31, 2007, as anticipated, but is now expected to end on or about February 15, 2007. This extension of the Blackout Period is necessary because the Company was recently notified by the Plan’s record keepers and investment managers that additional time was needed to complete the year-end reconciliation of the accounts and their transfer to the Plan’s new record keepers and investment managers.
Except for this change in the termination date of the Blackout Period, all of the information in the original Blackout Period notice continues to be accurate and in effect.
If you have any questions regarding this updated notice, please contact the Human Resource Manager in the Benefits Department at A.S.V., Inc, P.O. Box 5160, Grand Rapids, MN 55744 or by telephone at (218) 327-3434.